DRAFT 4-25-06

Exhibit 10.5(m)

NOTICE OF GRANT

Performance Restricted Stock

[Name of recipient]

You have been granted shares of Performance Restricted Stock (PRS) of First Horizon National Corporation as follows:

DATE OF GRANT	-	April 21, 2006
GOVERNING COMPANY PLAN	-	2003 Equity Compensation Plan
TOTAL NUMBER OF PRS SHARES GRANTED	-
VESTING DATE OF FIRST 50% OF SHARES	-	April 21, 2009
VESTING DATE OF SECOND 50% OF SHARES	-	April 21, 2010

Your PRS award recognizes your leadership and performance within the organization. This PRS award is granted under the Governing Company Plan specified above, and is governed by the terms and conditions of that Plan and by policies and practices of the Compensation Committee (that administers the Plan) that are in effect from time to time during the vesting period. This PRS award is subject to possible forfeiture in accordance with the Plan and those policies and practices. As of the date of grant, those policies and practices provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable vesting date; but (b) if your termination of employment occurs because of your death or permanent disability, this award immediately will vest pro-rata based on the portion of each vesting period that has elapsed at that time and only the remainder of the award will be forfeited. One effect of clause (a) is that retirement unrelated to permanent disability normally results in the immediate forfeiture of unvested PRS shares. The Compensation Committee reserves the right, in its sole discretion, to accelerate vesting; no employee has any right to receive acceleration.

The PRS award also is subject to forfeiture in 2007 to the extent the performance targets set forth below are not achieved. The 2006 performance targets, and the portion of the award to be forfeited or retained, are as follows:

2006 EPS Growth Rate	% Retained	% Forfeited
8%	100%	0%
0%	0%	100%
Between 0% - 8%	Interpolated	Interpolated

2006 EPS Growth Rate is the growth in FHNC’s diluted earnings per share in fiscal 2006 relative to fiscal 2005. For purposes of this award, the Committee has the discretion to adjust reported EPS for 2005 and 2006 in order to make them substantially comparable. For instance, the Committee may ignore impacts (positive or negative) from business units disposed or acquired, may ignore impacts from unusual events, and may ignore impacts from new, changed, or re-interpreted accounting rules, in each case in whole or part.

PRS shares are non-transferable. Your PRS shares generally will be held by FHNC until vesting. You may vote your PRS shares prior to vesting.

FHNC will withhold dividends declared upon your PRS shares during the vesting period and pay them pro-rata at vesting. No interest will accrue on withheld dividends. If PRS shares are forfeited, any related withheld dividends are forfeited also. FHNC may choose to pay dividends prior to vesting at any time. If dividends are paid prior to vesting: you will be required to reimburse to FHNC in full all PRS dividends paid to you during the vesting period if your related PRS shares are forfeited; and, PRS dividends paid to you prior to vesting generally would be taxable compensation, subject to tax withholding rules.

Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting date and the amount of previously withheld dividends distributed to you. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the PRS shares this year. If you make a Section 83(b) election, it will result in the forfeiture of your PRS shares.

Important information concerning the Plan and this PRS award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Company Plan at any time; additional copies are available to you upon request.

Questions about your Performance RS grant?

If you have questions about your PRS grant or need a copy of the Governing Company Plan or related prospectus, contact the Total Rewards Manager, Ken Bottoms, at (901) 523-5317. For all your personal stock incentive information, visit the My Stock Options website in the Managing Your Money section of FirstNet.